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EXHIBIT 10.9

EMPLOYMENT AGREEMENT DATED AUGUST 1, 2005, BETWEEN REGISTRANT AND COLEMAN ORR.

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement"), effective as of the 1st day of August 2005 (the "Effective Date"), by and between Precis, Inc. (the "Company"), an Oklahoma corporation, and Coleman Orr, an individual (the "Employee") (the Company and the Employee are collectively referred to as the "parties" or are individually referred to as the "party").

RECITALS

        WHEREAS, the Company deems the services of the Employee to be of great and unique value to the business of the Company and the Company desires to assure both itself of continuity of management and the Employee of continued employment; and

        WHEREAS, the Employee is a key management employee of the Company and is presently making and is expected to continue making substantial contributions to the Company; and

        WHEREAS, it is in the best interests of the Company and its shareholders to induce the Employee to remain in the employ of the Company; and

        WHEREAS, the Company desires to induce the Employee to remain in the employ of the Company by providing to the Employee additional amounts of compensation and severance benefits; and

        WHEREAS, the Employee is willing to remain in the employ to the Company in accordance with and subject to the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee and the Company hereby agree as follows:

        1.     Term. The Company shall employ the Employee for a period beginning and ending on the dates set forth on Schedule I to this Agreement (the "Initial Term"), unless such employment shall be terminated earlier as provided in this Agreement.

        2.     Nature of Services; Employment; Duties; Employment Evaluations.

          2.1   Employee Services. The Company hereby employs the Employee for the Initial Term as the President of the Vergance division of the Company. The Employee shall perform reasonable services in a timely and satisfactory fashion, to the best of the Employee's ability and effort, as may, from time to time, be prescribed and directed by the Chief Executive Officer ("CEO"), and/or the Board of Directors of the Company ("the "Board"), or such other individual(s) designated by the CEO and/or the Board. The Employee hereby accepts employment and agrees to devote the Employee's entire business time, attention and energies in performing such duties and undertaking such responsibilities as are customarily performed by others holding positions similar to that held by and assigned to the Employee in similar businesses, subject to the general and customary supervision of the Company's CEO and/or the Board; provided however that Employee is specifically permitted to also develop and maintain, either personally or through an entity controlled by him, a business selling Vergance products and to receive override commissions for a "downline" of Vergance representatives. Employee's business of selling Vergance products will be governed by Vergance policies and procedures and the "QMR Agreement" between Employee and Vergance.

          2.2   Compliance with Policies and Code of Conduct. At all times during the Employee's employment, the Employee agrees to serve the Company fully, diligently and competently, and to the best of the Employee's ability, experience and talent, to strictly adhere to, sign, acknowledge, and obey all rules, regulations, handbooks, covenants and, policies and Code of Conduct of the Company, now in effect and as may be adopted, modified, expanded or contracted from time to time.

          2.3   Place of Performance; Support Facilities. The initial principal place of employment of the Employee shall be at the Company's principal executive offices in Grand Prairie, Texas or within the Dallas/Fort Worth metropolitan area. In performing the duties and fulfilling the responsibilities to be performed and fulfilled by the Employee under this Agreement, the Employee shall be provided with reasonable facilities, services, and support.

          2.4   Devotion of Full Time and Attention; Conflicts of Interest. At all time during the Employee's employment, the Employee agrees, to devote the Employee's best efforts, time, attention and energies to the performance of the duties and responsibilities assigned to the Employee pursuant to this Agreement or otherwise. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and its stockholders, and to do no act that would injure the Company's business, its interests, or its reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect the Company or any of its Affiliates, involves a possible conflict of interest. In keeping with the Employee's fiduciary duties to the Company and its stockholders, Employee agrees that Employee will not knowingly become involved in a conflict of interest with the Company or its Affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that Employee shall disclose to or discuss with the Company's General Counsel any facts or circumstances that might involve such a conflict of interest that has not been disclosed in writing to and approved by the Company's Board of Directors. The Employee shall not, without the prior written disclosure to and consent of the Company's Board of Directors, directly or indirectly, render services of a business, professional or commercial nature to or for the Employee's own account or any other person, firm or entity that engages in any other business or activity, whether or not competitive with that of the Company or any Affiliate of the Company; provided however that the Company acknowledges and consents to Employee's continued involvement with existing real estate development and infomercial production companies with which he is currently affiliated.

          2.5   Resolution of Conflicts of Interest. The Employee and the Company recognize that it is difficult and practically impossible to provide an exhaustive list of actions or interests that constitute a "conflict of interest." Moreover, the Employee and the Company recognize that there are many borderline situations. In some instances, full disclosure of facts by the Employee to the Company's General Counsel may be all that is necessary to enable Company or its Affiliate to protect its interests. In other instances, if no improper motivation appears to exist and the interests of the Company or its Affiliate have not suffered, prompt elimination of the outside interest causing the conflict of interest will suffice. In still others, it may be necessary for the Company to terminate the employment relationship. The Company and Employee agree that the Company's Board of Director's determination of whether a conflict of interest exists will be conclusive. Notwithstanding the foregoing, the Company reserves the right to take such action as, in its judgment, will end the conflict. The Company's termination of the employment relationship solely because the Employee violates this Section 2.5 shall be a Voluntary Termination for purposes of this Agreement.

          2.6   Annual Review. On or about the first day of August, 2006, and on or about the last day of each year thereafter during the Initial Term, the Compensation Committee of Company's Board of Directors shall evaluate the performance of the Employee under and consistent with this Agreement and the Company's objectives, plans, and expectations and, in that connection, meet and discuss with the Employee any such evaluation of the services performed by the Employee under this Agreement and consistent with the Company's objectives, plans, and expectations.

          2.7   Affiliate Office and Director Positions. During the Initial Term, the Employee may be nominated for election or appointed to serve as a director or officer of the Company's subsidiaries as determined in the sole discretion of the Company's Board of Directors.

        3.     Compensation. The Employee shall be entitled to compensation for any and all services performed under this Agreement except as may be otherwise agreed to in writing, by the parties, at a rate set forth on Exhibit I to this Agreement (the "Base Salary"), less, in any case, any deductions or withholdings required by law.

        4.     Other Benefits, Bonus and Incentive Compensation.

          4.1   Incentive Compensation. Employee shall be entitled to the incentive compensation set forth on Exhibit I to this Agreement.

          4.2   Expense Reimbursement. The Company shall reimburse the Employee for all reasonable expenses incurred by the Employee in the performance of the Employee's duties under this Agreement in the course of employment in accordance with the Company's travel and expense policies.

          4.3   Fringe Benefits; Plan Participation. The Employee shall be entitled to such fringe benefits as may be provided or established from time to time by the Company to other employees of the Company, including, but not limited to, medical and insurance benefits and 401(k) and medical savings account plans. The Employee shall be eligible to participate, in accordance with the terms of such plans as they may be adopted, amended and administered from time-to-time. The Employee's participation in such plans shall be at such levels of participation as the Compensation Committee may determine in its reasonable discretion based upon the Employee's responsibilities and performance, when applicable, the Company's past compensation practices, and the then current structure of the Employees compensation and incentive compensation. The incentive compensation provided in this Agreement for the Employee is not currently available to any other employee of the Company. Accordingly, the Employee may be excluded from participation from other incentive compensation plans that may be available to other employees of the Company, to which the Employee hereby acknowledges and consents. Compensation and other benefits granted under such plans will be subject to the actual provisions and conditions applicable to such plans. The Company shall not by reason of this Agreement be obligated to institute, establish, maintain, or refrain from changing, amending, or discontinuing, any such incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to employees eligible generally to participate or receive benefits under the program or plan.

          4.4   Vacation and Leave; Holidays. During the Initial Term, the Employee shall be entitled to take reasonable periods of time off with pay ("PTO"), at the Employee's Base Salary at the time such PTO is taken, during each calendar year commensurate with the Employee's executive office position or positions with the Company, in accordance with Company policy; provided that in no event shall the amount of PTO taken exceed more than four weeks in any calendar year. Any PTO not used during a calendar year will not accumulate to following periods. The Employee is not entitled to elect vacation compensation for any unused vacation either during the Initial Term of this Agreement or at its termination for any reason.

        5.     No Additional Compensation or Benefits; Unsecured Benefits; Withholdings. Except as provided in Sections 3 and 4 or as otherwise determined by the Compensation Committee of the Company's Board of Directors, the Employee shall not be entitled to any other or further compensation or benefits from the Company as a result of the services to be performed under and pursuant to this Agreement or otherwise. None of the benefits or arrangements described in this

Agreement shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of the Company. The Company may make deductions and withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

        6.     Termination Prior to Expiration of Initial Term and Effects of such Termination.

          6.1.  Company's Right of Termination. Notwithstanding any other provisions of this Agreement, the Company shall have the right to terminate the Employee's employment under this Agreement at any time prior to the expiration of the Initial for any of the following reasons:

          6.1.1 For Cause Termination. The Company may terminate this Agreement immediately for Cause. "Cause" will exist in the event of Employee's: (i) willful dishonesty towards, fraud upon, or deliberate or attempted injury to the Company, (ii) breach of this Agreement, continuing after written notice and 5 days' opportunity to cure, (iii) material neglect of duties to the Company, (iv) material breach of any other agreement with the Company, including any non-disclosure agreement or the Code of Conduct, the (v) the failure of Vergance, a division of the Company to meet sales goals or projections.

    It is expressly acknowledged and agreed by the parties that the decision of whether "Cause" exists for termination of the employment relationship with the Employee by the Company is solely with the exclusive determination of the Company's Board of Directors. If the Employee disagrees with the decision reached by the Company's Board of Directors, the dispute will be limited to whether the Company's Board of Directors reached its decision in good faith.

          6.1.2 Without Cause Termination. Following 30 Days advance written notice, for any other reason whatsoever, with or without "Cause," in the sole discretion of the Company's Board of Directors.

          6.1.3 Death. Upon the Employee's death.

          6.1.4 Disability. Upon the Employee becoming "Disabled". The term "Disabled" as used in this Agreement shall mean, in the event a disability insurance policy is provided or paid for by the Company covering the Employee at such time and is in full force and effect, the definition of permanent disability set forth in such policy. If no such disability policy is so maintained at such time and is not then in full force and effect, the term "Disabled" shall mean the inability of the Employee, as determined in the sole judgment of the Company's Board of Directors, by reason of physical or mental disability to perform the duties required of the Employee under this Agreement for a period of 120 Days in any one-year period. Successive periods of disability will be considered separate periods unless the later period of disability is due to the same or related cause and commences less than three months from the ending of the previous period of disability. Upon such determination, the Company may terminate the Employee's employment under this Agreement upon 10 Days' prior written notice. If any determination of the Company with respect to Disability is disputed by the Employee, the parties hereto agree to abide by the decision of a panel of three physicians. The Employee and Company shall each appoint one member, and the third member of the panel shall be appointed by the other two members. The Employee agrees to be available for and submit to examinations by such physicians as may be directed by the Company. Failure to submit to any such examination may be treated by the Company as an admission by the Employee of Disability.

          6.2.  The Employee's Right of Termination. Notwithstanding any other provisions of this Agreement, the Employee shall have the right to terminate the employment relationship under this Agreement at any time prior to the expiration of the Initial Term following 30 Days' advance written notice for any of reasons. Such a termination is considered a "Voluntary Termination".

          6.3.  The Employee's Voluntary Termination. Upon a "Voluntary Termination" of the employment relationship by the Employee prior to expiration of the Initial Term, all future compensation to which the Employee is entitled and all future benefits for which the Employee is eligible shall cease and terminate as of the date of termination. The Employee shall be entitled to the Base Salary on a pro rata basis through the date of such termination, but the Employee shall not be entitled to any incentive compensation not yet paid at the date of such termination. Except as otherwise provided in this Agreement, the effect and consequences of the Employee's Voluntary Termination under this Agreement shall be independent of the Employee's rights under any stock option agreement or plan or employee benefit award agreement.

          6.4   Termination for Cause. Upon a "Termination for Cause" of the Employee's employment relationship by the Company prior to expiration of the Initial Term, all future compensation to which the Employee is entitled and all future benefits for which the Employee is eligible shall cease and terminate as of the date of termination. The Employee shall be entitled to the Base Salary on a pro rata basis through the date of such termination, but the Employee shall not be entitled to any incentive compensation not yet paid at the date of such termination. Upon termination of the employment relationship for Cause, all of the Employee's unvested interests under any stock option agreement or plan or employee benefit award agreement shall be canceled effective as of the date of such termination of employment and the Employee shall not be entitled to any compensation or benefits thereunder from and after the date of such termination of employment.

          6.5.  Involuntary Termination. Upon an Involuntary Termination of the employment relationship by the Company prior to expiration of the Initial Term, the Employee shall be entitled, in consideration for the Employee's continuing obligations under this Agreement after such termination (including, without limitation, the Employee's non-competition obligations), to receive the Base Salary through the remainder of the Initial Term (paid periodically in accordance with the Company's payroll policies) and a one-time lump sum payment equivalent to the value of other Company provided benefits available to the Employee for the remainder of the Initial Term. In the event that the Company, at its sole option, elects to pay the Employee the remaining Base Salary in a lump sum for future payments, such lump sum shall be discounted to its present value. The Employee shall not be under any duty or obligation to seek or accept other employment following Involuntary Termination and, subject to the Employee complying with the Employee's continuing obligations (including non-competition obligations), the amounts due the Employee hereunder shall not be reduced or suspended if the Employee accepts subsequent employment. The Employee's rights under this Section 6.5 are the Employee's sole and exclusive rights against the Company or its Affiliates, and the Company's sole and exclusive liability to the Employee under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship. The Employee covenants not to sue or lodge any claim, demand, or cause of action against the Company based on Involuntary Termination for any compensation and benefit the Employee shall be entitled to receive pursuant to this Section 6.5. If the Employee breaches this covenant, the Company shall be entitled to recover from the Employee all sums expended by the Company (including costs and attorneys fees) in connection with such suit, claim, demand, or cause of action. Upon Involuntary Termination of the employment relationship by either the Company or the Employee, the entirety of the Employee's unvested rights under any stock option agreement or plan or employee benefit award agreement shall vest immediately upon such termination.

          6.6.  Termination Caused by Death. Upon termination of the employment relationship as a result of the Employee's death, the Employee's heirs, administrators, or legatees shall be entitled to the Employee's pro rata Base Salary through the date of such termination, but the Employee's heirs, administrators, or legatees shall not be entitled to any individual Bonus or incentive compensation not yet paid to the Employee at the date of such termination.

          6.7.  Continuing Obligations. Termination of the employment relationship shall not terminate the Employee's obligations imposed by this Agreement that are continuing obligations, including, without limitation, the Employee's obligations under Sections 8 through 11.

          6.8.  Responsibility for Taxes. The Employee agrees to pay taxes, if any, which are required by law to be paid with respect to the amounts the Employee receives pursuant to this Agreement. The Employee warrants that the Company has not made any representations about the tax consequences of this Agreement, and the Employee has not relied upon any such representations in entering into this Agreement.

        7.     United States Foreign Corrupt Practices Act, Securities Laws and Other Laws. The Employee shall at all times comply with United States laws applicable to the Employee's actions on behalf of the Company, including specifically, without limitation, the United States Foreign Corrupt Practices Act, as amended (FCPA), the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and their successor statutes. If the Employee pleads guilty to or nolo contendere or admits civil or criminal liability under the FCPA, the Securities Act or Exchange Act, or if a court finds that the Employee has personal civil or criminal liability under the FCPA, the Securities Act or Exchange Act, or if a court finds that the Employee personally committed an action resulting in any Company entity having civil or criminal liability or responsibility under the FCPA, the Securities Act or Exchange Act with knowledge of the activities giving rise to such liability or knowledge of facts from which the Employee should have reasonably inferred the activities giving rise to liability had occurred or were likely to occur, such action or finding shall constitute Cause for termination under this Agreement unless (i) such action or finding was based on the activities of others and the Employee had no personal involvement or knowledge of such activities, or (ii) the Company's Board of Directors determines in its sole and exclusive discretion that the actions found to be in violation of the FCPA, the Securities Act or Exchange Act were taken in good faith and in compliance with all applicable policies of the Company.

        8.     Protective Covenants

          8.1   Promise to Provide Confidential Information. Immediately upon the execution of this Agreement, the Company will provide Employee with "Confidential Information," which as used in this Agreement means proprietary and confidential information of the Company, including: (i) business methods and other trade secrets; (ii) lists containing the names of past, present, and prospective, customers, employees, principals, and suppliers; (iii) the past, present, and prospective methods, procedures, and techniques utilized in identifying prospective referral sources, customers, and suppliers, and in soliciting the business thereof; (iv) the past, present, and prospective methods, procedures, and techniques used in the operation of the businesses of the Company, including the methods, procedures, and techniques utilized in marketing, pricing, applying, and delivering the services and products it offers; and (v) compilations of information, records, and processes which are owned by the Company and which are used in the operation of the business of the Company, including, without limitation, computer software programs.

        Employee expressly acknowledges and agrees that Employee may be given access to and be provided additional Confidential Information in connection with the business and operations of the Company.

        8.2   Nondisclosure of Confidential Information. Employee expressly acknowledges and agrees that the Confidential Information is proprietary and confidential, and if any of the Confidential Information were imparted to or became known by any persons engaging in a business in any way competitive with that of the Company, such disclosure would result in hardship, loss, irreparable injury, and damage to the Company, the measurement of which would be difficult, if not impossible, to determine. Moreover, the release to third parties of any Confidential Information by any party other than the Company in its ordinary course of business could damage the Company and subject the Company to hardship and possibly the imposition of penalties under applicable laws and regulations relating to the disclosure of Confidential Information. Accordingly, Employee expressly agrees that the Company has a legitimate interest in protecting the Confidential Information, that it is necessary for the Company to protect itself from such hardship, loss, irreparable injury, and damage, that the following covenants are a reasonable means by which to accomplish those purposes, and that violation of any of the protective covenants contained herein shall constitute a breach of trust and shall be grounds for immediate dismissal and for appropriate legal action for damages, enforcement, and/or injunction.

        Consistent with the proprietary nature of the Confidential Information, Employee agrees to use his best efforts and exercise utmost diligence to protect and safeguard the Confidential Information. Employee covenants that, during the Initial Term of this Agreement and for a period of two (2) years immediately thereafter, regardless of which party terminates this Agreement and whether such termination is for Cause, he will not disclose, disseminate, or distribute to another, or induce any other person to disclose, disseminate, or distribute, any Confidential Information, directly or indirectly, either for Employee's own benefit or for the benefit of another, whether or not acquired, learned, obtained, or developed by Employee alone or in conjunction with others, and Employee will not use or cause to be used any Confidential Information in any way except as is required in the course of Employee's engagement by the Company.

        8.3   Inventions. Employee agrees to promptly disclose to the Company, or any person designated by the Company, all improvements, processes, techniques, know-how, data and other Developments made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during the Initial Term of this Agreement that are related to or useful in the business of the Company, or result from use of premises, or property, equipment, facilities or funding owned, improvements, processes, techniques, know-how, data and other developments, shall be collectively referred to as "Inventions". Employee further agrees that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights, trademarks and other rights in connection therewith. Employee hereby assigns to the Company any rights he may have or acquire in all Inventions. Employee agrees to execute any documents requested by the Company to effectuate the intent of this Section 5. Employee and the Company agree that this paragraph does not apply to Inventions for which no Company equipment, supplies, facility, funding or Confidential Information was used and which were developed entirely on Employee's own time, and (a) that do not relate (1) to the business of the Company or (2) to the Company's actual or demonstrably anticipated research or developments, and (b) that do not result from any work performed by Employee for the Company. Employee agrees to execute, without further compensation, any and all assignments, transfers, applications and other papers covering any Inventions that may be considered necessary or helpful by the Company in furtherance of the foregoing and/or to accomplish the assignment, transfer and/or license of any Inventions to persons designated by the Company. To this end, Employee irrevocably designates and appoints the Company and its duly authorized officers and agents, as his agents and attorneys-in-fact to act for and on his behalf and instead of him, to execute and file any such document and to do all other lawfully permitted acts to further the prosecution and protection of the Company's Inventions, with the same legal force and effect as if executed by him.

        8.4   Non-Competition. In furtherance of the goals of the Nondisclosure Agreement set forth in Paragraph 5.2, Employee agrees that during the Restricted Period, Employee (without the prior written consent of the Company) will not, whether directly or indirectly, alone or in conjunction with any other person, or whether as a promoter, proprietor, consultant, advisor, partner, joint venturer, member, employee, agent, consultant, independent contractor, director, officer, manager, or shareholder (except as a shareholder holding less that 1% of a publicly traded company's issued and outstanding capital stock)

    (i)
    Solicit any Customer (as hereinafter defined) of the Company within the Restricted Area, and, with respect to such Customer or vendor, induce or attempt to induce to cancel,

      lapse or fail to renew any agreement that the Customer or vendor has with the Company, or

    (ii)
    Solicit for employment or affiliation any employee, independent contractor (including independent marketing distributor), or consultant of the Company within the Restricted Area, or

    (iii)
    Solicit any Customer or any employee, independent contractor, or consultant of the Company to divert any business or income from the Company or otherwise to cancel, surrender, breach, terminate, alter or refrain from extending or renewing any contractual or other relationship of such Customer, employee, independent contractor or consultant, or

    (iv)
    Induce any employee, independent contractor (including any independent marketing representative), or consultant to cancel, surrender, lapse, not renew or liquidate any program membership or other product or service offered by the Company.

        For purposes of this Agreement:

    "Customer" shall mean any individual, person or business firm that, during the Initial Term of this Agreement, (a) was or is a program member, customer or client of the Company, or (b) was or is a party to any agreement with the Company, or (c) was solicited for business by Employee, whether alone or as part of a team.

    "Restricted Period" shall mean two (2) years following Employee's separation from employment, regardless of whether the separation is for Cause or without Cause, provided however, that the Restricted Period shall be extended for the period of time equal to any period of time during which Employee acts in circumstances that a court of competent jurisdiction finds to have violated the terms of this Section.

    "Restricted Area" shall mean anywhere within the geographic area of the United States of America, its territories and possessions.

    "Solicit" shall mean to entice, persuade, induce or knowingly encourage, or attempt to solicit, entice, persuade, induce or knowingly encourage.

    "Induce" shall mean to knowingly encourage or to attempt to induce, directly or through any intermediary such as a Customer any employee.

        The rights afforded the Company and its affiliates under this Section are in addition to any and all rights and remedies otherwise afforded by law.

        8.5   Nondisparagement: Employee agrees that he will not publish any oral or written statements about the Company, any of its subsidiaries or affiliates, or any of such entities' officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about the Company, any of its subsidiaries or affiliates, or any of such entities' business affairs, officers, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of the Company, any of its subsidiaries or affiliates, or any of such entities' officers, employees, agents, or representatives; or that give rise to unreasonable publicity about the private lives of the Company, any of its subsidiaries or affiliates, or any of such entities' officers, employees, agents, or representatives; or that place the Company, any of its subsidiaries or affiliates, or any of such entities' officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of the Company, any of its subsidiaries or affiliates, or any of such entities' officers, employees, agents, or representatives.

        8.6   Survival of Protective Covenants. Each covenant on the part of Employee contained in this Section 5 shall be construed as an agreement independent of any other provision of this Agreement, and, unless otherwise indicated herein, each such covenant shall survive the termination of this Agreement. The existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any such covenant.

        8.7   Enforcement. Employee agrees that the breach of Employee's obligations under this Agreement would cause irreparable injury to the Company and that any remedy at law would be inadequate. Employee therefore agrees that, in case of any such breach, in addition to any other remedies available to the Company, the Company will be entitled (i) to obtain temporary, preliminary, and permanent injunctive relief and other equitable relief, and (ii) seek to recover from Employee monetary damages arising from such breach and all costs and expenses (including attorneys' fees) incurred by the Company in connection therewith. Employee waives any requirement that Employee could assert for the securing or posting of any bond in connection with the obtaining of injunctive or other equitable relief.

        8.8   Intent of Parties. Employee recognizes and agrees that this Agreement is necessary and essential to protect the businesses of the Company and to realize and derive all the benefits, rights, and expectations of conducting the Company's businesses; that the area and duration of the protective covenants herein are in all things reasonable, and that good and valuable consideration exists for Employee's agreement to be bound by such protective covenants.

        9.     Dispute Resolution

        9.1   Dialogue. In the event of a "Dispute," the parties shall through confidential dialogue and communication, including, as appropriate, face-to-face personal discussions, attempt to achieve an amicable and mutually satisfactory resolution of such claim, dispute or controversy. In this regard an officer, as may be designated in writing by the Company, will represent the Company.

        9.2   Submission to Mediation. Any "Dispute" that cannot be resolved by the parties shall be submitted to mediation before a mediator selected by the parties. The parties shall bear their own costs for mediation and the costs of the mediator shall be borne equally.

        9.3.  Submission to Arbitration. If the parties are unable to agree to a mediator within 15 Days or if the Dispute is not resolved as a result of the mediation within 60 Days (or such other period as may be agreed by the parties), either party may submit the matter to arbitration for final, binding and exclusive settlement by three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of such controversy or claim. Any such arbitration shall take place in Dallas, Texas and shall be conducted before three arbitrators. The parties hereby submit to the jurisdiction of the courts (federal and state) in Dallas, Texas for the entering and enforcement of such order confirming the arbitrators' award. The arbitrators shall have all the powers of a Texas court of law and equity, including the power to order specific performance of this agreement and the production of relevant and unprivileged documents by one party for any inspection and duplication by the other party prior to any hearing. Any arbitration decision pursuant to this Section 10 shall be final and binding upon the parties and judgment thereon may be entered in any court of competent jurisdiction. An award of costs and fees (including reasonable attorneys' fees and arbitration fees) incurred by the parties in carrying on any arbitration proceeding hereunder shall be determined by the arbitrators by reference to fault. Nothing in this Agreement shall limit the right of the parties, before and during such arbitration, to have recourse to such judicial remedies, including preliminary injunction and attachment, as would be available in the absence of this Section 9. For purposes of this Agreement, the term "Dispute" means any dispute, disagreement, breach, or difference which arises between or among the parties in connection with or arising out of this Agreement (including, without limitation, any dispute as to the termination or invalidity of this Agreement or any provision of it).

10.   Miscellaneous.

        10.1   Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If the Company, to:	Precis, Inc. 2040 North Highway 360 Grand Prairie, Texas 75050 Attention: Nicholas J. Zaffiris, Chairman of the Board
With a copy to	Precis, Inc. 2040 North Highway 360 Grand Prairie, Texas 75050 Attention: General Counsel
If the Employee, to:	Coleman Orr 166 Treetop Trail Arlington, Texas 76015

Each party must furnish a change of address to the other in writing in accordance herewith. Notices of changes of address shall be effective only upon receipt.

        10.2   Applicable Law. This Agreement shall be governed in all respects by the laws of the State of Texas, notwithstanding any conflict-of- law rule or principle that might refer the construction of the Agreement to the laws of another State or country. In the event that any law or laws of the State of Texas shall require or otherwise dictate that the law of another state or jurisdiction be applied in any proceeding involving this Agreement, such Texas law or laws shall be superseded by this provision and the remaining laws of the State of Texas shall nonetheless be applied in such proceeding.

        10.3   Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Any term or provision of this Agreement may be waived in writing at any time by a party, if the party is entitled to the benefits thereof. No such waiver shall, unless explicitly stated, be a continuing waiver. No failure to exercise or delay in exercising any right hereunder shall constitute a waiver thereof. The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy under this Agreement. Any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of any continuing or succeeding breach of such right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

        10.4   Effect of Invalid Provisions. It is the desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect. In the event any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

        10.5   Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. The Employee's rights and obligations under this Agreement are personal and such rights, benefits, and obligations of the Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of an authorized officer of the Company.

        10.6   Entire Agreement. Except as provided in (1) written company policies promulgated by the Company dealing with issues such as securities trading, business ethics, governmental affairs and political contributions, consulting fees, commissions or other payments, compliance with law, investments and outside business interests as officers and employees, reporting responsibilities, administrative compliance, and the like, or (2) any signed written agreements contemporaneously or hereafter executed by the Company and the Employee, this Agreement constitutes the entire agreement of the parties and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to the Employee's employment relationship with the Company and the term and termination of such relationship. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby.

        10.7   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be a single agreement.

        10.8 Headings and Captions; Interpretation. In this Agreement, unless the context otherwise requires, (i) references to Sections are to Sections of this Agreement; (ii) use of any gender includes the other genders; (iii) any reference to a "Day" (including the phrase "Business Day) shall mean a period of 24 hours running from midnight to midnight; (iv) a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, modified or supplemented at any time; (v) where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase shall have corresponding meanings; (vi) a reference to this "Agreement" or any other agreement or document shall be construed as a reference to it as amended, or modified from time to time; and a reference to "Affiliate" or "Affiliated" means an entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company. The headings in this Agreement are inserted for convenience only and shall not be taken into consideration in the interpretation or construction of this Agreement.

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        10.9 Consultation with Independent Counsel. THE EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF HIS OR HER CHOICE PRIOR TO EXECUTING THIS AGREEMENT. The Employee acknowledges that he or she is fully advised as to the meaning and finality of this Agreement and intends to be bound by it.

        10.10 Shares in NxGlobal. Employee represents and warrants to the Company that Employee does not hold any shares or other ownership or membership interest in NxGlobal, LLC, a Delaware limited liability company, or any other company with which the Company does business

        IN WITNESS WHEREOF, parties have duly executed this Agreement in multiple originals to be effective on the date first stated above.

"Company"	PRECIS, INC.
	By:	/s/
Nicholas J. Zaffiris Chairman of the Board
"Employee"	By:	/s/
Coleman Orr President Vergance

SCHEDULE I

TO EMPLOYMENT AGREEMENT
NAME OF EMPLOYEE:	Coleman Orr
EFFECTIVE DATE:	August 1, 2005
END DATE:	July 31, 2008
COMPENSATION:	Employee's base compensation shall be $150,000 per year (the "Base Salary"), paid in accordance with the Company's payroll policies The Base Salary will be increased as follows:

If the Company recognizes revenue from the sale of its Vergance products in the amount of $10,000,000, from sales made at prices previously approved by the Company, by December 31, 2006, the Base Salary will be increased by $25,000. If any calendar year thereafter, the Company recognizes an increase in revenue from the sale of its Vergance products in the amount of $10,000,000, from the prior year's revenues, the Base Salary will be increased by an additional $25,000 on January 1 of the following year; provided that the Base Salary will not exceed $250,000 without the prior written consent of the Precis, Inc. Board of Directors.
INCENTIVE COMPENSATION:	Employee will also be entitled to the warrants and incentive stock options as set forth on Schedule II to this Agreement.

SCHEDULE II

TO EMPLOYMENT AGREEMENT
Incentive Compensation

1.
Warrants

        Within thirty (30) days of the execution of this Agreement, Employee will be granted warrants to purchase 250,000 shares of the Company's Common Stock at an exercise price $2.00 per share. The warrants will vest and become exercisable on December 31, 2006, so long as this Agreement has not been earlier terminated by either party. A form of the Warrant Agreement is attached as Exhibit "A" to this Schedule II. The warrants will expire one year from the date of the termination of this Agreement for any reason.

2.
Incentive Stock Options
a.
Employee will be granted a options to purchase 100,000 shares of the common stock of Precis, Inc ("Precis") if and when the Company meets the following financial target: the Company recognizes revenue from the sale of its Vergance products in the amount of $10,000,000, from sales made at prices previously approved by the Company, by December 31, 2006. This period may be extended at the option of the Compensation Committee of the Board of Directors of Precis.

b.
Subject to the maximum aggregate number of shares described below, Employee will be granted an additional options to purchase 100,000 shares of the Common Stock of Precis each time the Company meets the following financial target: (i) the Company recognizes additional incremental revenue from the sale of its Vergance products in the amount of $10,000,000, at prices previously approved by the Company, within any twelve (12) month period; provided, however, that no amount of revenue may be used toward the meeting of more than one financial target. In other words, each dollar of revenue can be counted only once when determining whether or not the Company has met a financial target described in this or the preceding Section.

c.
The maximum number shares of Precis Stock subject to options granted under this Agreement is 500,000. In no event will a grant be pro-rated to reflect the partial meeting of a financial target. Unless otherwise extended by the Compensation Committee of the Board of Directors of Precis, all financial targets resulting in a grant of options under this Agreement must be met by July 31, 2008. The Company agrees that, if the above financial targets are met, the Company will seek approval from its shareholders to add additional incentive stock options to the pool available under the Company's 1999 Employee Stock Option Plan. In the event such approval is gained, an additional 500,000 shares will be added to the maximum number of shares available under this Agreement and Employee may be granted such options in increments of 100,000 shares upon meeting five additional targets of $10,000,000 in additional revenue under the terms outlined above.

d.
Any grant of options under Agreement will be made by the Company at the first meeting of the Board of Directors of Precis following the achievement of subject financial target and shall be subject to the terms of the Company's 1999 Stock Option Plan. Pursuant to such plan, the exercise price shall be the fair market value of Precis' Common Stock on the date of the grant. The options will be fully vested on the grant date. No options under this Section will be granted after the termination of this Agreement for any reason. Options granted under this Section will expire five (5) years after the date of grant, pursuant to the terms of the Option Agreement issued at the time of grant. The Company makes no representation as to the tax treatment of the options granted under the 1999 Stock Option Plan.

QuickLinks

  EXHIBIT 10.9
EMPLOYMENT AGREEMENT DATED AUGUST 1, 2005, BETWEEN REGISTRANT AND COLEMAN ORR. EMPLOYMENT AGREEMENT
RECITALS
SCHEDULE I
SCHEDULE II